Exhibit 23.5

CONSENT OF KPMG LLP, Independent Accountants

The Board of Directors

Flex Products, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of JDS Uniphase Corporation, of our report dated November 26, 1997, with respect to the statements of operations, stockholders' equity, and cash flows of Flex Products, Inc. for the year ended November 2, 1997, which report appears in the October 31, 1999 annual report on Form 10-K of Optical Coating Laboratory, Inc., which is incorporated by reference in the Current Report on Amendment No. 3 to Form 8-K/A of JDS Uniphase Corporation filed on May 31, 2000.

/s/ KPMG LLP

San Francisco, California
September 27, 2000